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                                   UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.  20549

                                    SCHEDULE 13G


                     UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                 (AMENDMENT NO. 1)*


                        VISTA Information Solutions, Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                     928365204
                            ---------------------------
                                  (CUSIP Number)

                                 December 31, 1998
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed

     / /  Rule 13d - 1(b)

     / /  Rule 13d - 1(c)

     /X/  Rule 13d - 1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of 5 pages

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CUSIP NO. 928365204                  13G                   PAGE 2 OF 5 PAGES
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1   NAME OF REPORTING PERSON
    S. S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Paul S. Bachow Co-Investment Fund, L.P.
    Paul S. Bachow

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2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  /X/
                                                             (b)  / /

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3  SEC USE ONLY

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4  CITIZENSHIP OR PLACE OF ORGANIZATION
   Paul S. Bachow Co-Investment Fund, L.P.            Delaware
   Paul S. Bachow                                     United States

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 NUMBER OF       5  SOLE VOTING POWER
  SHARES            Paul S. Bachow Co-Investment Fund, L.P.           619,898
BENEFICIALLY        Paul S. Bachow                                  1,352,372
 OWNED BY        -------------------------------------------------------------
 BY EACH         6  SHARED VOTING POWER
 REPORTING
  PERSON         -------------------------------------------------------------
   WITH          7  SOLE DISPOSITIVE POWER
                    Paul S. Bachow Co-Investment Fund, L.P.           619,898
                    Paul S. Bachow                                  1,352,372
                 -------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER

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9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   Paul S. Bachow Co-Investment Fund, L.P.                            619,898
   Paul S. Bachow                                                   1,352,372

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10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
   / /

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11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
Paul S. Bachow Co-Investment Fund, L.P.                                  3.9%
Paul S. Bachow                                                           8.5%

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12 TYPE OF REPORTING PERSON *
   Paul S. Bachow Co-Investment Fund, L.P.                           PN
   Paul S. Bachow                                                    IN

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                         *SEE INSTRUCTION BEFORE FILING OUT!


                                 Page 2 of 5 pages

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Schedule 13G
Paul S. Bachow Co-Investment Fund, L.P.
Paul S. Bachow (cont.)


ITEM 1.

     (a)  Name of Issuer:  VISTA Information Solutions, Inc.

     (b)  Address of Issuer's Principal Executive Offices:

          5060 Shoreham Pl., #300, San Diego, CA 92122

ITEM 2.

     (a)  Name of Person Filing:

          Paul S. Bachow Co-Investment Fund, L.P.
          Paul S. Bachow

     (b)  Address of Principal Business Office or, if none, Residence:

          c/o VISTA Information Solutions, Inc.
          5060 Shoreham Pl., #300
          San Diego, CA 92122

     (c)  Citizenship:

          Paul S. Bachow Co-Investment Fund, L.P.       Delaware
          Paul S. Bachow                           United States

     (d)  Title of Class of Securities:  Common Stock, $0.01 par value

     (e)  CUSIP Number:  928365204

ITEM 3.   STATUS OF PERSON FILING:

          Not applicable.

ITEM 4.   OWNERSHIP

     (a)  Amount Beneficially Owned:

          Paul S. Bachow Co-Investment Fund, L.P.              619,898
          Paul S. Bachow                                     1,352,372

     (b)  Percent of Class:

          Paul S. Bachow Co-Investment Fund, L.P.              619,898
          Paul S. Bachow                                     1,352,372

     (c)  Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:

               Paul S. Bachow Co-Investment Fund, L.P.         619,898


                           Page 3 of 5 pages

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Schedule 13G
Paul S. Bachow Co-Investment Fund, L.P.
Paul S. Bachow (cont.)


               Paul S. Bachow                                1,352,372

          (ii) shared power to vote or to direct the vote:  -0-

         (iii) sole power to dispose or to direct the disposition of:

               Paul S. Bachow Co-Investment Fund, L.P.         619,898
               Paul S. Bachow                                1,352,372

          (iv) shared power to dispose or to direct the disposition of:  0 shares

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: / /

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF THE GROUP

          Not applicable.

ITEM 10.  CERTIFICATION

Certification:

(a)  Not Applicable.

(b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that effect.

                             Page 4 of 5 pages

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Schedule 13G
Paul S. Bachow Co-Investment Fund, L.P.
Paul S. Bachow (cont.)


                              SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                           February 12, 1999
                           -----------------------------------
                                            Date

               Paul S. Bachow Co-Investment Fund, L.P.
                 By:  Bachow Co-Investment Fund, its General Partner
                   By: Bachow Co-Investment Fund, Inc., it's General Partner


               --------------------------------------------------------------
                                          Signature

                                /s/ Jay Seid, Vice President
               --------------------------------------------------------------
                                          Name/Title

                                     /s/ Paul S. Bachow
               --------------------------------------------------------------
                                       Paul S. Bachow


                                     Page 5 of 5 pages